EXHIBIT 99.9

Thursday, June 23, 2005

Press Release

SOURCE: Cord Blood America, Inc.

Cord Blood America Chairman and CEO Matthew Schissler Addresses Investors Through Webcast

Los Angeles, CA, June 23, 2005 – Cord Blood America, Inc. (OTC BB: CBAI), an umbilical cord blood stem cell preservation company, is pleased to provide shareholders and prospective shareholders with an executive address from Chairman and CEO Matthew Schissler.

In his address, Mr. Schissler discusses the current state of the umbilical cord blood stem cell industry, its’ outlook, and the future of Cord Blood America within this lucrative and rapidly expanding industry. In addition, the informative address provides investors with an opportunity to educate themselves about stem cells and their importance in potentially treating many diseases today and in the future.

Investors are urged to listen to the address and forward it to other interested parties. The address can be found using the following the link:

http://www.agoracom.com/cordbloodamerica/player.html

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica . Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About Cord Blood America

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Investor Relations

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com